Exhibit 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter 2016 Revenue Increased to $155.6 Million Due to Acquisition of nTelos

- Operating Income of $12.2 Million

EDINBURG, Va., March 20, 2017 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (NASDAQ: SHEN) announces financial and operating results for the three and twelve months ended December 31, 2016.

Consolidated Fourth Quarter Results

For the quarter ended December 31, 2016, the Company reported total revenues of $155.6 million, an increase of 78.2% compared to $87.3 million for the 2015 fourth quarter.  All segments reported revenue increases, with the largest being in the Wireless segment due to the nTelos acquisition and exchange transaction with Sprint which were completed on May 6, 2016.  The integration of nTelos’ operations and the transition of its assets and customers have progressed as expected, with Shentel currently ahead of its schedule on the migration of nTelos customers to the Sprint platform and on track with the progress of its network upgrade.

Wireless service revenues increased 129.4% as a result of increases in average postpaid and prepaid subscribers of 133.9% and 80.0%, respectively, and a reduction in postpaid fees retained by Sprint.  Cable segment revenues increased 10.0% due to a 5.8% increase in average Revenue Generating Units (RGUs), video price increases to offset increases in programming costs, and new and existing customers selecting higher-speed data packages.  Wireline segment revenues increased 6.5% due to higher fiber lease revenues, as well as higher internet service fees as customers upgraded their services.

Total operating expenses were $143.4 million in the fourth quarter of 2016 compared to $65.6 million in the prior year period.  Operating expenses in the fourth quarter of 2016 included $6.4 million of integration and acquisition costs associated with the nTelos acquisition and exchange transaction with Sprint, with $6.0 million in the Wireless segment and $0.4 million in the Other segment.  An additional $4.4 million of costs were incurred to operate and support the nTelos back office and billing functions until customers can migrate to Sprint platforms.  This cost was included in cost of goods and services and selling, general and administrative expenses in the Wireless segment.

For the quarter ended December 31, 2016, the Company reported a net loss of $0.2 million, compared to net income of $12.1 million in the fourth quarter of 2015.  The decrease in net income is primarily the result of an increase in depreciation and amortization, and acquisition related costs, both attributable to the nTelos acquisition and exchange transaction with Sprint.

Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 89.2% to $76.0 million in the fourth quarter of 2016 from $40.1 million in the fourth quarter of 2015, resulting primarily from the nTelos acquisition and exchange transaction with Sprint.  Continuing OIBDA (Adjusted OIBDA less the benefit received from the waived Sprint management fee over the next six years) increased 66.8% to $67.0 million.

President and CEO Christopher E. French commented, “We are very pleased with our growth in the fourth quarter, which occurred across all of our segments, and was demonstrated by improved revenue and enhanced Adjusted OIBDA.  During the fourth quarter, we continued our integration of both the customers and assets we gained with our acquisition of nTelos, and we are ahead of schedule in terms of both customer migration and the streamlining of operations.  Likewise, we have made significant progress with our network upgrade and, despite the temporary impact to churn caused by the upgrade process in our acquired markets, we have continued to add customers as the upgrade process moves forward.  Our legacy market areas enjoy an excellent Port In/Port Out ratio which reflects the superior customer experience we expect to provide throughout our expanded footprint.  We remain focused on delivering the consistent coverage and high speed access of our networks to serve our existing customers and attract new customers.”

Consolidated Full Year Results

For the year ended December 31, 2016, operating revenues were $535.3 million, an increase of $192.8 million or 56%, primarily due to the acquisition of nTelos and exchange transaction with Sprint.  Operating income was $22.5 million, a decrease of $51.6 million.

All three segments contributed to the increase in Adjusted OIBDA of 63.1% to $246.1 million in 2016 from $150.9 million in 2015.  Continuing OIBDA increased 46.8% to $221.5 million from 2015.

Wireless Segment

Fourth quarter wireless service revenues increased $61.9 million or 129.4%, primarily related to the addition of approximately 560,000 postpaid and prepaid customers from the nTelos acquisition.  Additionally, the segment benefitted from a reduction in the postpaid fees retained by Sprint as part of our amended affiliate agreement with Sprint.

Shentel had 722,562 wireless postpaid customers, a fourth quarter increase of 3,777 postpaid net additions, with 7,014 postpaid net additions in its Legacy area. For 2016, taking into consideration the 404,965 postpaid customers acquired in the nTelos transaction on May 6th, the company added 5,085 total net postpaid additions in 2016, with 16,854 net additions in the Legacy area during the year. Net additions in the fourth quarter were impacted by issues with the Samsung Galaxy Note 7 and a shortage of new iPhone 7’s early in the quarter. Fourth quarter postpaid churn was 2.1% for the total company and 1.6% in the Legacy area. Total company annual postpaid churn was 1.8% and 1.5% in the Legacy area. Phones, excluding data only devices, were 74% of net additions in the fourth quarter and 95% in the Legacy area. The fourth quarter and total year Port in/Port out ratio in the Legacy area was 1.71:1 and 1.75:1 respectively, taking share from all carriers. As expected, the Port in/Port out ratio continued to be negative in the acquired nTelos area.

There were 236,138 prepaid wireless customers at year-end, a decrease of 39,308 in the fourth quarter. Included in the decrease was the one-time reduction of the length of time a customer is inactive before being eliminated from customer counts, which resulted in 24,348 prepaid customers being removed in the fourth quarter. The eliminated customers were non-revenue producing, so the impact on prepaid revenue is minimal. Excluding this change, the company lost 14,960 prepaid customers with a net loss of 43 in the Legacy area. Total company fourth quarter prepaid churn, excluding the one-time reduction, was 5.9% and 4.7% in the Legacy area. Total annual prepaid churn was 5.2% and 4.8% in the Legacy area.

As of year-end, the company migrated 87,793 postpaid and 41,141 prepaid nTelos customers for a total of 128,934 to the Sprint back office. As planned, the prepaid migration was completed in late December, and the outsourced prepaid billing platform was turned down. At the current pace, Shentel expects to complete migrating the remaining postpaid nTelos customers by the end of the third quarter 2017.

Fourth quarter Adjusted OIBDA in the Wireless segment was $63.6 million, an increase of 132.5% from the fourth quarter of 2015.  Continuing OIBDA in the Wireless segment was $54.6 million.

“Our expanded footprint in the mid-Atlantic region and the doubling of our wireless customer base provide significant opportunities for our continued growth.  In the fourth quarter, we continued to migrate nTelos customers to the Sprint billing platform, and while this is a time consuming activity, we are making progress at a faster rate than we anticipated.  We believe our upgraded services and coverage reliability are a competitive advantage as we move through the migration process in our acquired markets,” Mr. French added.

Cable Segment

Revenues in the Cable segment increased $2.6 million or 10.0% to $28.3 million, primarily due to 5.8% growth in average RGUs (the sum of voice, data, and video users) to 131,218 as of December 31, 2016, video rate increases implemented in January 2016 to pass through programming cost increases, new and existing customers selecting higher speed data access packages and growth in the number of higher speed data and phone customers.  Operating expenses increased 7.8% to $25.4 million in the fourth quarter of 2016. Fourth quarter operating income was $3.0 million compared to $2.2 million in the prior year.

Adjusted OIBDA in the Cable segment for fourth quarter 2016 was $9.3 million, up 13.7% from $8.2 million in the fourth quarter of 2015.

Mr. French stated, “Our state-of-the-art network gives us the ability to provide the high speed bandwidth that our customers demand and now expect from their cable provider.  The strength of our network is recognized in the marketplace, attracting new customers who are seeking reliable and versatile performance as well as enabling our existing customers to upgrade their monthly subscription plans.”

Wireline Segment

Revenue in the Wireline segment increased 6.5% to $19.3 million in the fourth quarter of 2016, as compared to $18.1 million in the fourth quarter of 2015.  Carrier access and fiber revenue for the quarter was $12.9 million, an increase of 9.6% from the same quarter last year, primarily as a result of new fiber contracts.  Operating expenses increased 2.7% or $0.4 million to $13.8 million for fourth quarter 2016, primarily due to costs to support new fiber contracts.

Adjusted OIBDA in the Wireline segment for fourth quarter 2016 was $8.4 million, as compared to $8.1 million in fourth quarter 2015.

Other Information

Capital expenditures were $69.1 million in the fourth quarter of 2016 compared to $30.0 million in the comparable 2015 period as a result of substantial investment in 2016 to enhance the wireless network in the acquired nTelos footprint.

Cash and cash equivalents as of December 31, 2016 were $36.2 million, compared to $76.8 million at December 31, 2015. Total outstanding debt at December 31, 2016 totaled $829.3 million, net of unamortized loan costs, compared to $199.7 million as of December 31, 2015.  At December 31, 2016, debt as a percent of total assets was 55.9%. The amount available to the Company through its revolver facility was $75.0 million, and from the delayed draw term loan, $25.0 million.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast Monday, March 20, 2017, at 10:00 A.M. Eastern Time.

Teleconference Information:

March 20, 2017 10:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 90593553
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through March 28, 2017 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States.  The Company’s services include: wireless voice and data; cable video, internet and digital voice; fiber network and services; and regulated local and long distance telephone. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia.  For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications, Inc.
Adele Skolits
CFO and VP of Finance
540-984-5161
Adele.skolits@emp.shentel.com

Or

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2016	December 31, 2015

Cash and cash equivalents	$36,193	$76,812
Other current assets	125,272	51,135
Total current assets	161,465	127,947
Investments	10,276	10,679

Net property, plant and equipment	698,122	410,018

Intangible assets, net	454,532	66,993
Goodwill	145,256	10
Deferred charges and other assets, net	14,756	11,504
Total assets	$1,484,407	$627,151

Total current liabilities	164,263	60,729
Long-term debt, less current maturities	797,224	177,169
Total other liabilities	227,026	99,315
Total shareholders' equity	295,894	289,938
Total liabilities and shareholders' equity	$1,484,407	$627,151

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 30,
	2016	2015	2016	2015

Operating revenues	$155,572	$87,285	$535,288	$342,485

Cost of goods and services	53,166	29,789	193,520	121,330
Selling, general, and administrative	37,062	17,799	133,325	72,821
Integration and acquisition expenses	6,432	393	42,232	3,546
Depreciation and amortization	46,723	17,583	143,685	70,702
Total operating expenses	143,383	65,564	512,762	268,399
Operating income	12,189	21,721	22,526	74,086

Other income (expense):
Interest expense	(8,733)	(1,692)	(25,102)	(7,355)
Gain on investments, net	35	116	271	105
Non-operating income, net	1,339	489	4,250	1,754
Income before taxes	4,830	20,634	1,945	68,590

Income tax expense	5,014	8,526	2,840	27,726
Net income (loss)	$(184)	$12,108	$(895)	$40,864

Earnings (loss) per share:
Basic	$(0.00)	$0.24	$(0.02)	$0.84
Diluted	$(0.00)	$0.24	$(0.02)	$0.83

Weighted average shares outstanding, basic	48,922	48,457	48,807	48,388
Weighted average shares outstanding, diluted	48,922	49,206	48,807	49,024

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with Adjusted OIBDA and Continuing OIBDA, which are considered “non-GAAP financial measures” under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of:  certain non-recurring transactions; impairment of assets; gains and losses on asset sales; straight-line adjustments for the waived management fee by Sprint; amortization of the affiliate contract expansion intangible asset reflected as a contra revenue; actuarial gains and losses on pension and other post-retirement benefit plans; and share-based compensation expense.  Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.  Continuing OIBDA is defined by us as Adjusted OIBDA, less the benefit received from the waived management fee by Sprint over the next approximately six-year period, showing Sprint’s support for our acquisition and our commitment to enhance the network.

In a capital-intensive industry such as telecommunications, management believes that Adjusted OIBDA and Continuing OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance.  We use Adjusted OIBDA and Continuing OIBDA as supplemental performance measures because management believes they facilitate comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made.  In the future, management expects that the Company may again report Adjusted OIBDA and Continuing OIBDA excluding these items and may incur expenses similar to these excluded items.  Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes.  By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes Adjusted OIBDA and Continuing OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors.  In addition, we believe that Adjusted OIBDA and Continuing OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA and Continuing OIBDA have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  These limitations include the following:

•	they do not reflect capital expenditures;
•	many of the assets being depreciated and amortized will have to be replaced in the future and Adjusted OIBDA and Continuing OIBDA do not reflect cash requirements for such replacements;
•	they do not reflect costs associated with share-based awards exchanged for employee services;
•	they do not reflect interest expense necessary to service interest or principal payments on indebtedness;
•	they do not reflect gains, losses or dividends on investments;
•	they do not reflect expenses incurred for the payment of income taxes; and
•	other companies, including companies in our industry, may calculate Adjusted OIBDA and Continuing OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers Adjusted OIBDA and Continuing OIBDA as a financial performance measures that supplement but do not replace the information reflected in our GAAP results.

The following table shows Adjusted OIBDA for the three and twelve months ended December 31, 2016 and 2015:

(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Adjusted OIBDA	$75,955	$40,143	$246,122	$150,902
Continuing OIBDA	$66,971	$40,143	$221,526	$150,902

The following table reconciles Adjusted OIBDA and Continuing OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure, for the three and twelve months ended December 31, 2016 and 2015:

Consolidated:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating income	$12,188	$21,721	$22,526	$74,086
Plus depreciation and amortization	46,723	17,583	143,685	70,702
Plus (gain) loss on asset sales	95	6	(49)	235
Plus actuarial (gains) losses on retirement plans	(4,460)	-	(4,460)	-
Plus share based compensation expense	451	440	3,021	2,333
Plus temporary back office costs to support the billing operations through migration (1)	4,364	-	12,435	-
Plus integration and acquisition related expenses (1)	6,432	393	42,232	3,546
Plus straight line adjustment to reduce management fee waiver (2)	4,287	-	11,974	-
Plus amortization of intangible recorded as rent expense	728	-	728	-
Plus amortization of intangible netted in revenue (3)	5,147	-	14,030	-
Adjusted OIBDA	$75,955	$40,143	$246,122	$150,902
Less waived management fee (2)	(8,984)	-	(24,596)	-
Continuing OIBDA	$66,971	$40,143	$221,526	$150,902

The following tables reconcile Adjusted OIBDA and Continuing OIBDA to operating income by major segment for the three and twelve months ended December 31, 2016 and 2015:

Wireless Segment:	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2016	2015	2016	2015
Operating income	$5,337	$18,922	$26,241	$75,023
Plus depreciation and amortization	37,594	8,328	107,621	34,416
Plus loss on asset sales	(47)	(11)	(131)	62
Plus share based compensation expense	251	113	1,309	554
Plus temporary back office costs to support the billing operations through migration (1)	4,249	-	12,435	-
Plus integration and acquisition related expenses(1)	6,038	-	25,927	-
Plus straight line adjustment to reduce management fee waiver (2)	4,287	-	11,974	-
Plus amortization of intangible recorded in rent expense	728	-	728	-
Plus amortization of intangible netted in revenue (3)	5,147	-	14,030	-
Adjusted OIBDA	$63,583	$27,352	$200,134	$110,055
Less waived management fee (2)	(8,984)	-	(24,596)	-
Continuing OIBDA	$54,599	$27,352	$175,538	$110,055

Cable Segment:
(in thousands)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Operating income	$2,954	$2,208	$6,997	$502
Plus depreciation and amortization	6,074	5,811	23,908	23,097
Plus (gain) on asset sales	209	33	156	45
Plus share based compensation expense	83	146	756	811
Adjusted OIBDA and Continuing OIBDA	$9,320	$8,198	$31,817	$24,455

Wireline Segment:
(in thousands)	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Operating income	$5,454	$4,634	$20,524	$16,404
Plus depreciation and amortization	2,928	3,325	11,717	12,736
Plus loss on asset sales	(67)	37	(27)	169
Plus share based compensation expense	63	78	347	408
Adjusted OIBDA and Continuing OIBDA	$8,378	$8,074	$32,561	$29,717

(1)
Integration and acquisition costs consist of severance accruals for short-term nTelos personnel to be separated as integration activities wind down, transaction related expenses, device costs to support the transition to Sprint billing platforms, and other transition costs to support the migration to Sprint back-office functions.  Once former nTelos customers migrate to the Sprint backoffice, the Company incurs certain postpaid fees retained by Sprint and prepaid costs passed to us by Sprint that would offset a portion of these savings.  For the three and twelve months ended December 31, 2016, these offsets were estimated at $1.5 million and $4.6 million, respectively.

(2)
As part of the Company’s amended affiliate agreement, Sprint agreed to waive the management fee, which is historically presented as a contra-revenue by the Company, for a period of approximately six years.  The impact of Sprint’s waiver of the management fee over the approximate six-year period is reflected as an increase in revenue, offset by the non-cash adjustment to recognize this impact on a straight-line basis over the contract term of approximately 14 years.

(3)
Pursuant to the intangible asset exchange with Sprint, the Company recognized an intangible asset for the affiliate contract expansion received.  Consistent with the presentation of related service fees charged by Sprint, the Company recognizes the amortization of this intangible as a contra-revenue over the contract term of approximately 14 years.

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	December 31, 2016	December 31, 2015	December 31, 2014
Retail PCS Subscribers – Postpaid	722,562	312,512	287,867
Retail PCS Subscribers - Prepaid	236,138	142,840	145,162
PCS Market POPS (000) (1)	5,536	2,433	2,415
PCS Covered POPS (000) (1)	4,807	2,224	2,207
CDMA Base Stations (sites)	1,467	552	537
Towers Owned	196	158	154
Non-affiliate cell site leases	202	202	198

The changes from December 31, 2015 to December 31, 2016 shown above include the following amounts acquired in the nTelos acquisition and exchange with Sprint on May 6, 2016:

Acquired PCS Subscribers – Postpaid	404,965
Acquired PCS Subscribers – Prepaid	154,944
Acquired PCS Market POPS (000) (1)	3,099
Acquired PCS Covered POPS (000) (1)	2,298
Acquired CDMA Base Stations (sites) (2)	868
Towers	20
Non-affiliate Cell Site Leases	10

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015

Gross PCS Subscriber Additions - Postpaid	47,988	22,590	132,593	77,067
Net PCS Subscriber Additions – Postpaid	3,777	8,985	5,085	24,645
Gross PCS Subscriber Additions – Prepaid	31,435	19,990	111,459	83,796
Net PCS Subscriber Additions (Losses) – Prepaid (4)	(39,308)	(2,264)	(61,664)	(2,322)
PCS Average Monthly Retail Churn % - Postpaid (3)	2.10%	1.48%	1.84%	1.47%
PCS Average Monthly Retail Churn % - Prepaid (3)(4)	5.85%	5.16%	5.19%	4.93%

1)
POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network.

2)	Net of approximately 160 overlap cell sites we intend to shut down in coming months.
3)	PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.
4)
Prepaid losses in the three and twelve months ended December 31, 2016 include 24,348 subscribers purged as a result of a one-time reduction of the length of time a customer is inactive before eliminating them from the customer counts.  These losses have been excluded from the churn computation for the respective periods shown.

During the three and twelve months ended December 31, 2016, 838 and 5,248 former nTelos prepaid subscribers, respectively, switched to postpaid subscribers as they migrated to the Sprint back-office platforms.

The following table shows selected operating statistics of the Cable segment as of the dates shown:

	December 31, 2016	December 31, 2015	December 31, 2014
Homes Passed (1)	184,710	172,538	171,589
Customer Relationships (2)
Video customers	48,512	48,184	49,247
Non-video customers	28,854	24,550	22,051
Total customer relationships	77,366	72,734	71,298
Video
Customers (3)	50,618	50,215	52,095
Penetration (4)	27.4%	29.1%	30.4%
Digital video penetration (5)	77.4%	77.9%	65.9%
High-speed Internet
Available Homes (6)	183,826	172,538	171,589
Customers (3)	60,495	55,131	50,686
Penetration (4)	32.9%	32.0%	29.5%
Voice
Available Homes (6)	181,089	169,801	168,852
Customers (3)	21,352	20,166	18,262
Penetration (4)	11.8%	11.9%	10.8%
Total Revenue Generating Units (7)	132,465	125,512	121,043
Fiber Route Miles	3,137	2,844	2,834
Total Fiber Miles (8)	92,615	76,949	72,694
Average Revenue Generating Units	131,218	124,054	117,744

1)
Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines.  Homes passed is an estimate based upon the best available information.

2)	Customer relationships represent the number of customers who receive at least one of our services.
3)
Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer.  Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.  During the first quarter of 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods, and applied similar logic to certain bulk customers; the net result was reductions in internet subscriber counts of 559 and 673 subscribers to December 31, 2015, and December 31, 2014 totals, respectively.

4)	Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5)
Digital video penetration is calculated by dividing the number of digital video customers by total video customers.  Digital video customers are video customers who receive any level of video service via digital transmission.  A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.

6)
Homes and businesses are considered available (“available homes”) if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.

7)	Revenue generating units are the sum of video, voice and high-speed internet customers.
8)
Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

On January 1, 2016, the Company acquired the assets of Colane Cable Company.  With the acquisition, the Company acquired 3,299 video customers, 1,405 high-speed internet customers, and 302 voice customers.  The customers are included in the December 31, 2016 totals shown above.

The following table shows selected operating statistics of the Wireline segment as of the dates shown:

	December 31, 2016	December 31, 2015	December 31, 2014
Telephone Access Lines (1)	18,443	20,252	21,612
Long Distance Subscribers	9,149	9,476	9,571
Video Customers (2)	5,264	5,356	5,692
DSL Subscribers (3)	14,314	13,890	13,094
Fiber Route Miles	1,971	1,736	1,556
Total Fiber Miles (4)	142,230	123,891	99,387

1)	Effective October 1, 2015, we launched cable modem services on our cable plant, and eliminated the requirement that a customer have a telephone access line to purchase DSL service.
2)	The Wireline segment’s video service passes approximately 16,000 homes.
3)
December 2016 and December 2015 totals include 1,072 and 420 customers, respectively, served via the coaxial cable network.  During first quarter 2016, we modified the way we count subscribers when a commercial customer upgrades its internet service via a fiber contract. We retroactively applied the new count methodology to prior periods and the net result was increases in internet subscriber counts of 804 and 352 subscribers to December 31, 2015 and December 31, 2014 totals, respectively.

4)
Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance.  For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker.  The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment has historically provided digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate.  With the May 6th acquisition of nTelos, the Company’s wireless service area expanded to include south-central and western Virginia, West Virginia, and small portions of Kentucky and Ohio. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland, and leases fiber optic facilities throughout southern Virginia and West Virginia. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video and cable modem services in portions of Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of central and southern Pennsylvania.

Three months ended December 31, 2016
(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$109,716	$25,615	$4,919	$-	$-	$140,250
Other	6,903	2,128	6,291	-	-	15,322
Total external revenues	116,619	27,743	11,210	-	-	155,572
Internal revenues	1,203	578	8,062	-	(9,843)	-
Total operating revenues	117,822	28,321	19,272	-	(9,843)	155,572

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	38,221	14,717	9,367	-	(9,139)	53,166
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	30,632	4,576	1,523	1,035	(704)	37,062
Integration and acquisition expenses	6,038	-	-	394	-	6,432
Depreciation and amortization	37,594	6,074	2,928	127	-	46,723
Total operating expenses	112,485	25,367	13,818	1,556	(9,843)	143,383
Operating income (loss)	$5,337	$2,954	$5,454	$(1,556)	$-	$12,189

Three months ended December 31, 2015
(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$47,835	$23,178	$4,843	$-	$-	$75,856
Other	2,998	2,298	6,133	-	-	11,429
Total external revenues	50,833	25,476	10,976	-	-	87,285
Internal revenues	1,121	265	7,118	-	(8,504)	-
Total operating revenues	51,954	25,741	18,094	-	(8,504)	87,285

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	15,908	13,233	8,445	-	(7,797)	29,789
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,796	4,489	1,690	3,531	(707)	17,799
Integration and acquisition expenses	-	-	-	393	-	393
Depreciation and amortization	8,328	5,811	3,325	119	-	17,583
Total operating expenses	33,032	23,533	13,460	4,043	(8,504)	65,564
Operating income (loss)	$18,922	$2,208	$4,634	$(4,043)	$-	$21,721

Twelve months ended December 31, 2016
(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$359,769	$99,070	$19,646	$-	$-	$478,485
Other	24,364	7,927	24,512	-	-	56,803
Total external revenues	384,133	106,997	44,158	-	-	535,288
Internal revenues	4,620	1,737	30,816	-	(37,173)	-
Total operating revenues	388,753	108,734	74,974	-	(37,173)	535,288

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	133,113	58,581	36,259	-	(34,433)	193,520
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	95,851	19,248	6,474	14,492	(2,740)	133,325
Integration and acquisition expenses	25,927	-	-	16,305	-	42,232
Depreciation and amortization	107,621	23,908	11,717	439	-	143,685
Total operating expenses	362,512	101,737	54,450	31,236	(37,173)	512,762
Operating income (loss)	$26,241	$6,997	$20,524	$(31,236)	$-	$22,526

Twelve months ended December 31, 2015
(in thousands)

	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$192,752	$88,980	$19,386	$-	$-	$301,118
Other	11,609	7,793	21,965	-	-	41,367
Total external revenues	204,361	96,773	41,351	-	-	342,485
Internal revenues	4,440	849	26,069	-	(31,358)	-
Total operating revenues	208,801	97,622	67,420	-	(31,358)	342,485

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	63,570	54,611	31,668	-	(28,519)	121,330
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	35,792	19,412	6,612	13,844	(2,839)	72,821
Integration and acquisition expenses	-	-	-	3,546	-	3,546
Depreciation and amortization	34,416	23,097	12,736	453	-	70,702
Total operating expenses	133,778	97,120	51,016	17,843	(31,358)	268,399
Operating income (loss)	$75,023	$502	$16,404	$(17,843)	$-	$74,086

Wireless Service Revenues

(in thousands)	Three Months Ended December 31,		Change
Service Revenues	2016	2015	$	%
Postpaid net billings	$96,252	$45,831	$50,421	110.0
Sprint fees
Management fee	(7,629)	(3,681)	(3,948)	(107.3)
Net Service fee	(6,967)	(6,441)	(526)	(8.2)
Waiver of management fee	7,548	-	7,548	NM
	(7,048)	(10,122)	3,074	30.4
Prepaid net billings
Gross billings	23,928	12,827	11,101	86.5
Sprint management fee	(1,436)	(769)	(667)	(86.7)
Waiver of management fee	1,436	-	1,436	NM
	23,928	12,058	11,870	98.4

Travel and other revenues	6,018	68	5,950	NM
Accounting adjustments
Amortization of expanded contract	(5,147)	-	(5,147)	NM
Straight-line adjustment - management fee waiver	(4,287)	-	(4,287)	NM
	(9,434)	-	(9,434)	NM
Total Service Revenues	$109,716	$47,835	$61,881	129.4

(in thousands)	Twelve Months Ended December 31,		Change
Service Revenues	2016	2015	$	%
Postpaid net billings	$314,579	$185,174	$129,405	69.9
Sprint fees
Management fee	(25,543)	(14,805)	(10,738)	(72.5)
Net Service fee	(22,953)	(25,909)	2,956	11.4
Waiver of management fee	20,674	-	20,674	NM
	(27,822)	(40,714)	12,892	31.7
Prepaid net billings
Gross billings	82,672	51,081	31,591	61.8
Sprint management fee	(4,960)	(3,074)	(1,886)	(61.4)
Waiver of management fee	3,922	-	3,922	NM
	81,634	48,007	33,627	70.0

Travel and other revenues	17,382	285	17,097	NM
Accounting adjustments
Amortization of expanded contract	(14,030)	-	(14,030)	NM
Straight-line adjustment - management fee waiver	(11,974)	-	(11,974)	NM
	(26,004)	-	(26,004)	NM
Total Service Revenues	$359,769	$192,752	$167,017	86.6